Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 21, 2011

ipath® exchange traded notes (etns)

Product List as of April 2011

TickerYearlyFee1MaturityDate

iPath Alternative ETN s

iPath® Global Carbon ETN GRN 0.75% 6/24/38

iPath® S&P 500 VIX Short-Term Futures™ ETN VXX 0.89% 1/30/19

iPath® S&P 500 VIX Mid-Term Futures™ ETN VXZ 0.89% 1/30/19

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN XXV 0.89% 7/17/20

iPath® Inverse January 2021 S&P 500 VIX Short-Term Futures™ ETN IVO 0.89% 1/14/21

iPath commodity ETN s

Broad

iPath® Pure Beta Broad Commodity ETN BCM 0.75% 4/18/41

iPath® Dow Jones–UBS Commodity Index Total ReturnSM ETN DJP 0.75% 6/12/36

iPath® Pure Beta S&P GSCI®-Weighted ETN SBV 0.75% 4/18/41

iPath® S&P GSCI® Total Return Index ETN GSP 0.75% 6/12/36

SECT OR

iPath® Pure Beta Agriculture ETN DIRT 0.75% 4/18/41

iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN JJA 0.75% 10/22/37

iPath® Pure Beta Energy ETN ONG 0.75% 4/18/41

iPath® Dow Jones–UBS Energy Subindex Total ReturnSM ETN JJE 0.75% 10/22/37

iPath® Pure Beta Grains ETN WEET 0.75% 4/18/41

iPath® Dow Jones–UBS Grains Subindex Total ReturnSM ETN JJG 0.75% 10/22/37

iPath® Pure Beta Industrial Metals ETN HEVY 0.75% 4/18/41

iPath® Dow Jones–UBS Industrial Metals Subindex Total ReturnSM ETN JJM 0.75% 10/22/37

iPath® Pure Beta Livestock ETN LSTK 0.75% 4/18/41

iPath® Dow Jones–UBS Livestock Subindex Total ReturnSM ETN COW 0.75% 10/22/37

iPath® Pure Beta Precious Metals ETN BLNG 0.75% 4/18/41

iPath® Dow Jones–UBS Precious Metals Subindex Total ReturnSM ETN JJP 0.75% 6/24/38

iPath® Pure Beta Softs ETN GRWN 0.75% 4/18/41

iPath® Dow Jones–UBS Softs Subindex Total ReturnSM ETN JJS 0.75% 6/24/38

SIN GLE COMM ODITIE S

iPath® Pure Beta Aluminum ETN FOIL 0.75% 4/18/41

iPath® Dow Jones–UBS Aluminum Subindex Total ReturnSM ETN JJU 0.75% 6/24/38

iPath® Pure Beta Cocoa ETN CHOC 0.75% 4/18/41

iPath® Dow Jones–UBS Cocoa Subindex Total ReturnSM ETN NIB 0.75% 6/24/38

iPath® Pure Beta Coffee ETN CAFE 0.75% 4/18/41

iPath® Dow Jones–UBS Coffee Subindex Total ReturnSM ETN JO 0.75% 6/24/38

iPath® Pure Beta Copper ETN CUPM 0.75% 4/18/41

iPath® Dow Jones–UBS Copper Subindex Total ReturnSM ETN JJC 0.75% 10/22/37

iPath® Pure Beta Cotton ETN CTN 0.75% 4/18/41

iPath® Dow Jones–UBS Cotton Subindex Total ReturnSM ETN BAL 0.75% 6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at

www.iPathETN.com.

2. Closed to further issuances.

All iPath ETNs trade on NYSE ArcaSM and are eligible for short sales.

Ticker

Yearly

Fee1

Maturity

Date

iPath commodity ETN s (Continued)

SIN GLE COMM ODITIE S (Continued)

iPath® Pure Beta Lead ETN LED 0.75% 4/18/41

iPath® Dow Jones–UBS Lead Subindex Total ReturnSM ETN LD 0.75% 6/24/38

iPath® Seasonal Natural Gas ETN DCNG 0.75% 4/18/41

iPath® Dow Jones–UBS Natural Gas Subindex Total ReturnSM ETN2 GAZ 0.75% 10/22/37

iPath® Pure Beta Nickel ETN NINI 0.75% 4/18/41

iPath® Dow Jones–UBS Nickel Subindex Total ReturnSM ETN JJN 0.75% 10/22/37

iPath® Dow Jones–UBS Platinum Subindex Total ReturnSM ETN2 PGM 0.75% 6/24/38

iPath® Pure Beta Sugar ETN SGAR 0.75% 4/18/41

iPath® Dow Jones–UBS Sugar Subindex Total ReturnSM ETN SGG 0.75% 6/24/38

iPath® Dow Jones–UBS Tin Subindex Total ReturnSM ETN JJT 0.75% 6/24/38

iPath® Pure Beta Crude Oil ETN OLEM 0.75% 4/18/41

iPath® S&P GSCI® Crude Oil Total Return Index ETN OIL 0.75% 8/14/36

iPath emerging market ETN

iPath® MSCI India IndexSM ETN2 INP 0.89% 12/18/36

iPath exchange rate ETN s

iPath® EUR/USD Exchange Rate ETN ERO 0.40% 5/14/37

iPath® GBP/USD Exchange Rate ETN GBB 0.40% 5/14/37

iPath® JPY/USD Exchange Rate ETN JYN 0.40% 5/14/37

iPath Fixed Income ETN s

iPath® US Treasury Steepener ETN STPP 0.75% 8/13/20

iPath® US Treasury Flattener ETN FLAT 0.75% 8/13/20

iPath® US Treasury 2-year Bull ETN DTUL 0.75% 8/13/20

iPath® US Treasury 2-year Bear ETN DTUS 0.75% 8/13/20

iPath® US Treasury 10-year Bull ETN DTYL 0.75% 8/13/20

iPath® US Treasury 10-year Bear ETN DTYS 0.75% 8/13/20

iPath® US Treasury Long Bond Bull ETN DLBL 0.75% 8/13/20

iPath® US Treasury Long Bond Bear ETN DLBS 0.75% 8/13/20

iPath leveraged equity etns

iPath® Long Extended Russell 1000® TR Index ETN ROLA 0.50% 11/30/20

iPath® Short Extended Russell 1000® TR Index ETN ROSA 0.50% 11/30/20

iPath® Long Extended Russell 2000® TR Index ETN RTLA 0.50% 11/30/20

iPath® Short Extended Russell 2000® TR Index ETN RTSA 0.50% 11/30/20

iPath® Long Enhanced MSCI EAFE® Index ETN MFLA 0.80% 11/30/20

iPath® Short Enhanced MSCI EAFE® Index ETN MFSA 0.80% 11/30/20

iPath® Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.80% 11/30/20

iPath® Short Enhanced MSCI Emerging Markets Index ETN EMSA 0.80% 11/30/20

iPath® Long Extended S&P 500® TR Index ETN SFLA 0.35% 11/30/20

iPath® Short Extended S&P 500® TR Index ETN SFSA 0.35% 11/30/20

iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN VZZ 0.89% 11/30/20

iPath strategy ETN s

iPath® CBOE S&P 500 BuyWrite IndexSM ETN BWV 0.75% 5/28/37

iPath® Optimized Currency Carry ETN ICI 0.65% 1/28/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at

www.iPathETN.com.

2. Closed to further issuances.

With short sales, an investor faces the potential for unlimited losses as the security’s price rises. An investment in iPath

ETN s involves risks, including possible loss of principal. If specified in the relevant prospectus, Barclays Bank PLC as

issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks

associated with Barclays Bank PLC ‘s right to redeem the

Securities. For a description of the main risks see “Risk

Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this

communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed

with the SEC for more complete information about the issuer

and this offering. You may get these documents for free by

visiting www.iPathETN .com or ED GAR on the SEC website at

www.sec.gov. Alternatively, Barclays Bank PLC will arrange for

Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the

iPath ETNS.

iPath ETN s (the “Securities”) are unsecured obligations of Barclays

Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the Securities include limited portfolio diversification,

trade price fluctuations, uncertain principal repayment and illiquidity.

Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of

Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.

Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow

Jones Indexes, a licensed trademark of CME Group Index Services LLC

(“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes,” “UBS,”

“Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” “Dow Jones-UBS

Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture Subindex

Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,”

“Dow Jones-UBS Cocoa Subindex Total ReturnSM,” “Dow Jones-UBS Coffee

Subindex Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total

ReturnSM,” “Dow Jones-UBS Cotton Subindex Total ReturnSM,” “Dow Jones-

UBS Energy Subindex Total ReturnSM,” “Dow Jones-UBS Grains Subindex

Total ReturnSM,” “Dow Jones-UBS Industrial Metals Subindex Total

ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,” “Dow Jones-

UBS Livestock Subindex Total ReturnSM,” “Dow Jones-UBS Natural Gas

Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total

ReturnSM,” “Dow Jones-UBS Platinum Subindex Total ReturnSM,” “Dow

Jones-UBS Precious Metals Subindex Total ReturnSM,” “Dow Jones-UBS

Softs Subindex Total ReturnSM,” “Dow Jones-UBS Sugar Subindex Total

ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are

servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”), and

UBS AG (“UBS AG”), as the case may be, have been licensed to CME

Indexes and have been sub-licensed for use for certain purposes by

Barclays Bank PLC. The Securities based on the indexes are not sponsored,

endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME

Indexes or any of their respective subsidiaries or affiliates. None of Dow

Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays

Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any

MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P

GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index”

are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and

have been licensed for use by Barclays Bank PLC. The Securities are not

sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the

Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™” and

“500” are trademarks of S&P, and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These

marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor the CBOE make any representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P

500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are

trademarks of S&P and have been licensed for use by Barclays Bank PLC.

“VIX” is a registered trademark of the Chicago Board Options Exchange,

Incorporated (“CBOE”), and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the

Securities or in the ability of either index to track market performance.

“Barclays Capital Intelligent Carry Index™” and the “USD Intelligent Carry

Index™” are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon Index™” and “Barclays Capital Global

Carbon Index Total Return™” are trademarks of Barclays Bank PLC.

“Barclays Capital US Treasury 2Y/10Y Yield Curve Index™,” “Barclays

Capital 2Y US Treasury Futures Targeted Exposure Index™,” “Barclays

Capital 10Y US Treasury Futures Targeted Exposure Index™” and

“Barclays Capital Long Bond US Treasury Futures Targeted Exposure

Index™” are trademarks of Barclays Bank PLC.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank

Russell Company and have been licensed for use by Barclays Bank PLC.

The Securities are not sponsored, endorsed, sold or promoted by Frank

Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the

iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 2216-52TP-4/11

Not FDIC Insured • No Bank Guarantee • May Lose Value

Find Your iPath 1-877-764-7284 www.iPathETN.com

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